Exhibit 10.42
FOURTH AMENDMENT TO AGREEMENT OF LEASE
AGREEMENT made as of the 30th day of October, 2008 by and between COMMERCE PARK REALTY, LLC, a Connecticut limited liability company having an address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”) and ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation having an address at 7 Commerce Drive, Danbury, Connecticut 06810 (“Lessee”).
RECITALS
A. Lessee has leased certain land and improvements known as 7 Commerce Drive, Danbury, Connecticut (the “Leased Premises”), pursuant to a lease dated December 23, 1994 between Melvyn J. Powers and Mary P. Powers, d/b/a M&M Realty, as original lessor, and Lessee, as lessee (the “Original Lease”), as amended by (i) First Addendum to Lease dated January 27, 1995 (the “First Addendum”), (ii) Second Addendum to Lease dated February 24, 1995 (the “Second Addendum”), (iii) First Amendment to Agreement of Lease between Lessor and Lessee dated as of November 22, 2000 (the “First Amendment”), (iv) Second Amendment to Agreement of Lease between Lessor and Lessee dated as of March 24, 2003 (the “Second Amendment”), and (v) Third Amendment to Agreement of Lease between Lessor and Lessee dated as of January 18, 2007 (the “Third Amendment”; collectively with the Original Lease, the First Addendum, the Second Addendum, the First Amendment and the Second Amendment referred to herein as the “Lease”).
B. Lessee has requested that Lessor agree to extend the Initial Term of the Lease by twenty-four (24) months.
C. As a condition to granting its consent to Lessee’s request, Lessor requires that the Lease be modified in accordance with the terms of this Agreement.
D. In consideration of the foregoing, and for ONE DOLLAR ($1.00) and other valuable consideration received by each to their satisfaction, Lessor and Lessee hereby agree as follows:
AGREEMENT
1. The initial term of the Lease is hereby extended for a period of twenty-four (24) months, so that it ends on December 31, 2011. All references in the Lease to the “Initial Term” shall mean the period commencing on the Commencement Date and ending on December 31, 2011. Commencing January 1, 2010, the annual Fixed Rent of $485,702.76 shall be increased by four percent (4%) to a new annual Fixed Rent of $505,130.00 and shall be payable for the remainder of the Initial Term, as extended hereby, in monthly installments of $42,094.17.
2. Due to the extension of the Initial Term to December 31, 2011, the First Renewal Term shall commence on January 1, 2012 and terminate on December 31, 2016, and the Second Renewal Term shall commence on January 1, 2017 and terminate on December 31, 2021. During the First Renewal Term, the annual Fixed Rent shall be increased to $570,000.00 and be payable in monthly installments of $47,500.00. During the Second Renewal Term, the annual Fixed Rent shall be increased to $630,000.00 and be payable in monthly installments of $52,500.00.

3. Upon the later of (i) the expiration or termination of the Initial Term of the Lease, as extended hereby, or (ii) the expiration of the last Renewal Term exercised by Lessee, Lessee shall be required, at its sole cost and expense and in addition to any other maintenance and repair obligations described in the Lease, to have conducted and completed the repair and restoration work described on Exhibit A attached hereto (“Restoration Work”) and made a part hereof. Lessee hereby certifies to Lessor that, to the best of its knowledge, the List of Alterations dated 10/13/2008 attached hereto as Exhibit B is a complete list of all Alterations made by Lessee during the term of the Lease and that completion by Lessee of the work described in Exhibit A hereof will result in the removal of all of such Alterations, subject to the exclusions described in Exhibit A and Exhibit B hereof. Conditioned on Lessee completing the Restoration Work, (i) the last sentence of Section 10.7 of the Lease shall be of no force or effect with respect to Alterations made prior to the date of this Agreement, (ii) Lessor agrees to waive any claim that it may have had against Lessee as of the date of this Agreement for any breach of Section 10.1, 10.2 or 10.3 of the Lease, and (iii) Lessee shall be deemed to have satisfied its obligations under Section 9.6 of the Lease.
4. Except as specifically modified hereby, all of the terms and conditions of the Lease remain in full force and effect.
5. All capitalized terms used, but not defined herein, shall have the definitions attributed thereto in the Lease.
6. This Agreement shall be binding upon, and inure to the benefit of, Lessor and Lessee and their respective successors, heirs, and assigns.
7. This Agreement shall be construed in accordance with the laws of the State of Connecticut.
8. This Agreement may not be changed or modified, in whole or in part, except by written instrument executed by the party against whom enforcement of such change or modification is sought.
[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Lessee and Lessor have executed this Agreement as of the day and date first above written.

LESSOR:

COMMERCE PARK REALTY, LLC

By:	Commerce Park Management Company
Its Manager

	By:	/s/ Melvyn J. Powers
Melvyn J. Powers
Its President

LESSEE:

ADVANCED TECHNOLOGY MATERIALS, INC.

By:	/s/ Daniel P. Sharkey

Its EVP — Business Development
Signature Page to Fourth Amendment to Agreement of Lease

Exhibit A
REPAIR AND RESTORATION OBLIGATIONS WHEN LESSEE VACATES:
1.	SUMMARY
General
The following Subsections serve to describe restoration and repair to 7 Commerce Drive to be completed by Lessee. The restoration and repair is to be completed on or before the lease termination date. The specific restoration and repair requirements will be general in scope until a comprehensive, detailed, survey is completed by Lessee.
2.	CRITERIA
2.1 General: Area of Restoration.
The area of restoration (the “Area of Restoration”) shall be the non-crosshatched/non-shaded portions of the building interior as delineated on the Restoration Scope Plan dated 10-27-08-B attached hereto and made a part hereof (the “Restoration Plan”), plus specific exterior removals described on the Restoration Plan.
Please note that specific lab or area titles are not listed due to the fact that many of the lab and facility names and nomenclature change fairly regularly over the course of time.
Walls to remain shall be patched and painted neutral color latex flat.
All building structural elements and structural columns shown on the Restoration Plan shall remain as the currently exist, along with those structural members that the columns support.
No new walls are to be constructed except as may be necessary for repair of damage caused by Lessee or Lessee’s contractors or agents.

2.2 Specific Removals
Notwithstanding the exceptions noted herein, the following will be removed within the Area of Restoration only as defined above and as part of the restoration process. Removal shall mean complete dismantling and removal off-site of items and removal of any support structure, hangers, connections, and evidence of the item or object. The scope includes repairs to structures to remain as part of the restoration and removal process. Removals shall include:
2.2.1	Hazardous and chemical waste lines, gas lines, and storage tanks connected to Lessee’s equipment and labs.

2.2.2	All Lessee’s equipment associated with Lessee’s manufacturing, testing, analytical, synthesizing or R&D activities.

2.2.3	All partitions, doors, and hardware not indicated to remain on the Restoration Plans.

2.2.4	All suspended ceilings.

2.2.5	All Lessee installed electrical panels, transformers, equipment, and lighting.

2.2.6	All air-conditioning, diffusers, registers, controls, ductwork, and exhaust equipment installed by Lessee.

2.2.7	All non-VCT flooring installed by Lessee.

2.2.8	All furniture and non-fixed items installed by Lessee.

2.2.9	All non-ceiling mounted sprinklers and non-conforming sprinkler heads installed by Lessee.

2.2.10	All electrical generators installed by Lessee.

2.2.11	All water piping, fixtures, and drains installed by Lessee, except in Men’s and Women’s Room shown in non-crosshatched area.

2.2.12	All rooftop equipment, including air handling units, exhaust equipment and associated electrical, as well as steel supports.

2.2.13	Any hazardous material installed by Lessee.
2.3 REPAIRS
Lessee will repair and re-finish those items within the Area of Restoration only which have been damaged, marred, disfigured, deformed or distorted as a result of the removals described above. Additionally, Lessee will:
2.3.1	Furnish and install new 2x4 suspended ceiling and tile to match type originally installed by Lessor prior to ATMI occupancy.

2.3.2	Furnish and install one 2x4 prismatic ceiling light fixture for each 150 square feet of usable area. Provide one toggle type switch for every 500 square feet.

2.3.3	Furnish and install building standard exit and emergency lighting as required by code.

2.3.4	Furnish and install building standard sprinkler heads and coverage as required by code.

2.3.5	Fill trench drains and other floor depressions with material similar to surrounding region.

2.3.6	Furnish and install VCT flooring and black vinyl cove style baseboard throughout.

2.3.7	Furnish and install six 20-ton air-conditioning units on roof and appropriate distribution ductwork and controls to meet minimum ASHRAE standards for office environments.

2.3.8	Install or repair electrical panels so that duplex electrical outlets in walls designated to remain will be powered according to minimum code standards for office type environments.

2.3.9	Repair metal decking and replace roof with roofing material and type to match existing.

2.3.10	Repair landscape, concrete, or paving damaged by Lessee’s removal of equipment. Remove all footings and supports associated with exterior tank and equipment removals.

3.	PROCESS
3.1 General
Restoration will commence on a schedule developed by Lessee and approved by Lessor, whose approval shall be not unreasonably withheld. Note that restoration completion is contingent on the timely approval of plans and permits by Lessor.
3.2 Sequence.
3.2.1	Transfer of Lessee equipment and personnel from 7 Commerce Drive

3.2.2	Survey of premises indicating:
3.2.2.1	Items to be removed as described

3.2.2.2	Items to remain within Area of Restoration

3.2.2.3	Anticipated repairs
3.2.3	Architecture and Engineering plan preparation

3.2.4	Schedule preparation

3.2.5	Plan and Schedule review and approval by Lessor

3.2.6	Permit filing at Danbury Building Department through Lessor

3.2.7	Pricing and contractor selection

3.2.8	Execution of work

3.2.9	Final inspections and Certificate of Occupancy

3.2.10	Lessor confirmation

4.	CONCLUSION
4.1 General
4.1.1
The overall cost and responsibility of restoration as described will be the responsibility of the Lessee. The Lessor will need to approve and sign the permits required to complete the work. Final confirmation by Lessor will be provided to Lessee upon completion of the work.

4.1.2
Lessee will have an independent, third-party environmental consultant licensed in the State of Connecticut inspect the areas where the work described in paragraph 2.3.1 above is conducted to insure that such removal was conducted properly and in compliance with applicable regulatory requirements, and that no contamination occurred in connection therewith (“Inspection”). To the extent that it makes physical, practical and economic sense to do so, the groundwater and soil testing required to be done by Lessee pursuant to Section 4.3(a) of the Lease shall be done in coordination with the Inspection. Lessee shall have its independent consultant generate a written report addressed to Lessor and Lessee confirming the results of the Inspection and the testing performed pursuant to Section 4.3(a) of the Lease. A copy of such report shall be provided to Lessor and Lessor shall be identified in the report as a party entitled to rely on the report. Lessee shall provide at least five (5) business days prior written notice to Lessor of the timing and scope of the Inspection and any testing pursuant to Section 4.3 of the Lease and this Exhibit A.

4.1.3	All demolition and construction done in accordance with the foregoing work must be in compliance with the International Code of 2003 and 2005 Connecticut State Building Code.

4.1.4
Nothing in this Exhibit A is intended to (i) reduce or modify, except as specifically set forth in Section 4.1.2 above, Lessee’s obligations pursuant to Section 4 (Environmental Provisions) of the Lease, which shall be deemed to apply to all work done by Lessee hereunder.

4.1.5
To the extent not previously satisfied, Lessee’s obligations hereunder will survive the expiration or early termination of the Lease. If Lessee has not finished all the work required to be done by Lessee hereunder so that Lessee and its employees, agents and contractors have vacated the Premises by the end of the Initial Term or the last Renewal Term exercised by Lessee, as applicable, Lessee shall be deemed a holdover tenant and the provisions of Section 18.1 of the Lease shall apply until all such work has been completed and Lessee has vacated the Premises.

4.2 Performance
The Lessee will, at its own cost and expense perform the following tasks:
4.2.1	Obtain required permits and approvals from regulatory agencies having jurisdiction.

4.2.2	Test suspected materials for hazardous content if the materials are deemed to have been installed by Lessee.

4.2.3	Non-scope areas shall be broom-swept clean.

4.2.4	Provide appropriate insurance coverage as may be required.
4.3 Exceptions
The following are considered Out of Scope items and are not part of the Lessee restoration obligations:
4.3.1	Remediation or removal of hazardous materials from prior tenancies or conditions, which existed prior to Lessee’s occupancy.

4.3.2
Requirement that the work is required to be performed on overtime or during non-business hours unless necessary to meet lessee obligations with regard to vacating the premises in accordance with the lease.

4.3.3	Requirement that specific contractor(s) or vendor(s) be utilized.

4.3.4	Work related to systems owned and operated by utility companies.

4.3.5	Asphalt removal, repair or paving (except repairs specifically caused by the Lessee during the restoration project).

4.3.6	Property upgrades unrelated to the specific restoration work described.